MUELLER WATER PRODUCTS REPORTS 2021 THIRD QUARTER RESULTS

Achieved Record Net Sales of $310.5 million, a 35.9 percent Increase
Reported Net Income per Diluted Share of $0.09 and Adjusted Net Income per Diluted Share of $0.18
Increased adjusted EBITDA 42.9 percent to $62.6 million

ATLANTA, August 4, 2021 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2021 third quarter ended June 30, 2021, net sales were $310.5 million and net income was $14.4 million.
During the quarter, the Company:
•Increased net sales 35.9 percent to $310.5 million as compared with $228.5 million in the prior year quarter.
•Generated operating income of $42.7 million as compared with $20.0 million in the prior year quarter. Increased adjusted operating income 62.9 percent to $46.6 million as compared with $28.6 million in the prior year quarter.
•Achieved net income of $14.4 million as compared with $11.2 million in the prior year quarter. Increased adjusted net income 64.0 percent to $29.2 million as compared with $17.8 million in the prior year quarter.
•Reported net income per diluted share of $0.09 and adjusted net income per diluted share of $0.18 as compared with net income per diluted share of $0.07 and adjusted net income per diluted share of $0.11 in the prior year quarter.
•Increased adjusted EBITDA 42.9 percent to $62.6 million as compared with $43.8 million in the prior year quarter. Latest twelve months adjusted EBITDA is $215.6 million.
•Generated $123.3 million of net cash provided by operating activities in the nine month period as compared with $77.8 million for the prior year period. Achieved $77.2 million of free cash flow in the nine month period as compared with $26.6 million for the prior year period.
“For the Mueller family, June 15th of this year will always be remembered for the senseless tragedy that occurred in our facility located in Albertville, Alabama. Our hearts are with the victims and their loved ones, the Albertville community and everyone at Mueller during this difficult time. The response from our team in Albertville and everyone throughout Mueller demonstrates the commitment our team members have to each other. We are grateful for all of the support and encouragement we have received from the community and across the country,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.

“Overall, we delivered an exceptionally strong third quarter performance achieving record consolidated net sales with 35.9% growth compared with the prior year quarter. We generated a 13.2% increase in net sales when compared with the third quarter of fiscal 2019, which preceded the pandemic, reflecting strong end market demand from continued increases in municipal spending and residential construction. While the strong demand for our products and services exceeded our expectations, we faced ongoing challenges in the quarter from rising material and supply chain expenses. Our strong volume growth in the quarter led to a 42.9% increase in adjusted EBITDA and a 100 basis points improvement in adjusted EBITDA margin, as compared with the prior year.

“During the quarter, we acquired i2O Water Ltd for approximately $20 million in cash. i2O Water delivers pressure management solutions to reduce water loss at more than 100 water companies in over 45 countries, largely in Europe and Asia, by enabling clients to monitor, analyze and control water networks to reduce leakage, reduce energy consumption and improve supply. We are excited about bringing their products, solutions and deep technology expertise into our portfolio and introducing them to the North American market. This acquisition will further position Mueller as the leader in network monitoring and solutions with the ability to accelerate our software offerings and provide products that support the resiliency and sustainability needs of our customers.

“Additionally, we further strengthened our balance sheet and future cash flow with the opportunistic refinancing of our $450 million Senior Notes, which decreased our annual interest rate by 150 basis points to 4.0%. We have a net debt leverage ratio of 1.0x, and a strong, flexible balance sheet. Given our capital structure, we are well-positioned to execute on our strategic growth opportunities with bolt-on acquisitions and capital investments which strengthen and grow the business, while also continuing to return cash to shareholders, primarily through our quarterly dividend.

“We are increasing our annual guidance for both consolidated net sales and adjusted EBITDA growth for 2021 for the third consecutive quarter, reflecting our strong third quarter results, current end market expectations, and updated assumptions for pricing and inflation. During the third quarter, we announced our third price increase this year across many of our product lines due to the level of inflation we experienced. Given the continuing impact of inflation and our strong level of orders, we do not expect to see an improved price-cost relationship until fiscal 2022. With an all-time high backlog for Infrastructure-related products and orders continuing strong in July, we believe we are well-positioned for further financial performance success in fiscal 2022.

“Our teams continue to execute well despite the ongoing operational challenges from the pandemic, inflation and global supply chain disruptions. I am confident that we are taking the right steps to operate effectively in this new environment and that our pricing strategies can deliver improved margins as inflation stabilizes. We remain focused on keeping our employees safe, protecting our communities, delivering exceptional products and support to our customers and increasing cash flow. Going forward, we will execute our strategic priorities to become a world class water technologies company bringing solutions to critical water infrastructure. With our focus on sustainability, we plan to minimize our water and energy footprints, and deliver smart products that are more efficient for our customers and safer for the environment.”

Consolidated Results
Net sales for the 2021 third quarter increased $82.0 million, or 35.9 percent, to $310.5 million as compared with $228.5 million for the 2020 third quarter. The net sales increase was primarily due to increased volumes at both Infrastructure and Technologies as well as higher pricing.

Operating income increased $22.7 million, or 113.5 percent, to $42.7 million for the 2021 third quarter as compared with $20.0 million for the prior year quarter.
During the quarter, the Company incurred $3.9 million of strategic reorganization and other charges, which have been excluded from adjusted results. These primarily relate to the Albertville tragedy, previously announced facility consolidation and acquisition activity.
Adjusted operating income increased $18.0 million, or 62.9 percent, to $46.6 million for the 2021 third quarter as compared with $28.6 million for the prior year quarter.
Adjusted EBITDA increased $18.8 million, or 42.9 percent, to $62.6 million for the 2021 third quarter as compared with $43.8 million for the prior year quarter. Adjusted EBITDA margin of 20.2 percent for the 2021 third quarter increased 100 basis points as compared with 19.2 percent for the prior year quarter.
Segment Results
Infrastructure
Net sales for the 2021 third quarter increased $77.9 million, or 37.2 percent, to $287.3 million as compared with $209.4 million for the 2020 third quarter, primarily due to increased shipment volumes and higher pricing.
Operating income was $64.0 million for the third quarter 2021. Adjusted operating income of $64.2 million increased $20.6 million, or 47.2 percent, as compared with the prior year quarter, primarily due to increased volumes and higher pricing, partially offset by higher costs associated with inflation and higher SG&A expenses.

Adjusted EBITDA of $77.2 million increased $21.4 million, or 38.4 percent, as compared with $55.8 million in the prior year quarter.
Technologies
Net sales for the 2021 third quarter increased $4.1 million, or 21.5 percent, to $23.2 million primarily due to increased volumes.
Operating loss and adjusted operating loss for the quarter were each $2.7 million. Adjusted operating loss improved by $0.9 million as compared with the prior year quarter as higher volumes and favorable manufacturing performance more than offset higher SG&A expenses and higher costs associated with inflation.
Adjusted EBITDA improved by $0.7 million with a loss of $0.6 million as compared with a loss of $1.3 million in the prior year quarter.
Debt Refinancing and Interest Expense, Net
During the quarter, the Company called its 5.5% Senior Notes due in 2026 and on May 28, 2021, privately issued $450 million of 4.0% Senior Notes due in 2029. As a result of the opportunistic debt refinancing, the Company incurred a debt extinguishment charge of $16.7 million, which included a call premium of $12.4 million and a write-off of $4.3 million of deferred financing costs. With this debt refinancing, the Company expects to realize annualized net interest expense savings of $6.9 million.

Interest expense, net for the 2021 third quarter was $6.8 million as compared with $6.1 million for the 2020 third quarter. The $0.7 million increase in interest expense is primarily additional interest incurred as a result of the timing of the issuance of the 4.0% Senior Notes and the extinguishment of the 5.5% Senior Notes, partially offset by an increase in capitalized interest.

Income Taxes
Income tax expense for the 2021 third quarter was $5.6 million, or 28.0 percent of income before tax, and for the prior year quarter was $3.4 million, or 23.3 percent of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the nine month period improved $45.5 million to $123.3 million as compared with $77.8 million in the comparable prior year period, primarily driven by higher net income and the $22.0 million Walter Energy tax payment in the nine month period of the prior year.
The Company invested $46.1 million in capital expenditures during the nine month period and $51.2 million in the prior year period.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the nine month period improved $50.6 million to $77.2 million as compared with free cash flow of $26.6 million in the prior year period.
As of June 30, 2021, Mueller Water Products had $446.6 million of total debt outstanding, $228.6 million of cash and cash equivalents, and the Company’s net debt leverage ratio was 1.0x. Based on June 30, 2021 data, the Company had approximately $145.1 million of excess availability under its ABL Agreement, bringing its total liquidity to $373.7 million.
Full-Year Fiscal 2021 Outlook
For the full-year fiscal 2021, the Company is increasing its expectations and currently anticipates that consolidated net sales will increase between 14 and 16 percent as compared with the prior year. Based on our third quarter performance, backlog, and current expectations for end markets, pricing and inflation, the Company anticipates that adjusted EBITDA growth will be between 13 and 15 percent as compared with the prior year. In addition, the Company expects to continue to increase cash balances in the fourth quarter.
The Company’s expectations for certain financial metrics for the full-year fiscal 2021 are as follows:
•Total SG&A expenses between $218 million and $222 million,
•Interest expense, net between $23 million and $24 million,
•Effective income tax rate between 25 percent and 27 percent,
•Depreciation and amortization between $60 million and $62 million, and
•Capital expenditures between $75 million and $80 million.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Thursday, August 5, 2021, at 11:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-448-7651. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.

The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.

The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking adjusted EBITDA to the comparable GAAP measure, as permitted by Regulation S-K, because certain items, e.g., expenses related to corporate development activities, pension benefits and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.

Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All

statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, the COVID-19 pandemic, go-to-market strategies, operational excellence, acceleration of new product development, end market performance, net sales performance, adjusted operating income and adjusted EBITDA performance, margins, capital expenditure plans, litigation outcomes, capital allocation and growth strategies, restructuring efficiencies and warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the extent, duration and severity of the impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections), the Company and the financial/capital markets, government-mandated facility closures, COVID-19 related facility closures and other manufacturing restrictions, logistical challenges and supply chain interruptions, potential litigation and claims emanating from the COVID-19 pandemic, and health, safety and employee/labor issues in Company facilities around the world; unexpected or greater than expected increases in costs of raw materials and purchased parts; regional, national or global political, economic, market and competitive conditions; cyclical and changing demand in core markets such as municipal spending; government monetary or fiscal policies; residential and non-residential construction, and natural gas distribution; manufacturing and product performance; expectations for changes in volumes, continued execution of cost productivity initiatives and improved pricing; warranty exposures (including the adequacy of warranty reserves); the Company’s ability to successfully resolve significant legal proceedings, claims, lawsuits or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; changing regulatory, trade and tariff conditions; failure to achieve expected cost savings, net sales expectations, profitability expectations and manufacturing efficiencies from restructuring and consolidation activities and our large capital investments in Chattanooga and Kimball, Tennessee and Decatur, Illinois; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Annual Report on Form 10-K (all of which risks may be amplified by the COVID-19 outbreak).
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, and pressure management products. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2021	2020
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$228.6	$208.9
Receivables, net of allowance for credit losses of $3.1 million and $2.5 million	200.7	180.8
Inventories, net	176.9	162.5
Other current assets	26.2	29.0
Total current assets	632.4	581.2
Property, plant and equipment, net	275.3	253.8
Intangible assets	402.0	408.9
Goodwill	116.0	99.8
Other noncurrent assets	58.9	51.3
Total assets	$1,484.6	$1,395.0

Liabilities and equity:
Current portion of long-term debt	$1.0	$1.1
Accounts payable	86.6	67.3
Other current liabilities	101.3	86.6
Total current liabilities	188.9	155.0
Long-term debt	445.6	446.5
Deferred income taxes	102.1	96.5
Other noncurrent liabilities	64.8	56.3
Total liabilities	801.4	754.3

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 158,527,319 and 158,064,750 shares outstanding at June 30, 2021 and September 30, 2020, respectively	1.6	1.6
Additional paid-in capital	1,358.7	1,378.0
Accumulated deficit	(662.3)	(714.2)
Accumulated other comprehensive loss	(14.8)	(24.7)
Total stockholders’ equity	683.2	640.7
Total liabilities and equity	$1,484.6	$1,395.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Net sales (1)	$310.5	$228.5	$815.4	$698.8
Cost of sales (2)	205.1	152.8	543.2	464.5
Gross profit	105.4	75.7	272.2	234.3
Operating expenses:
Selling, general and administrative	58.8	47.1	162.2	146.3
Strategic reorganization and other charges (2)	3.9	8.6	6.1	11.9
Total operating expenses	62.7	55.7	168.3	158.2
Operating income (1)	42.7	20.0	103.9	76.1
Other expense (income):
Pension benefit other than service	(0.8)	(0.7)	(2.4)	(2.2)
Interest expense, net	6.8	6.1	19.0	19.5
Loss on early extinguishment of debt (3)	16.7	—	16.7	—
Walter Energy accrual	—	—	—	0.2
Net other expense	22.7	5.4	33.3	17.5
Income before income taxes	20.0	14.6	70.6	58.6
Income tax expense	5.6	3.4	18.6	13.3
Net income	$14.4	$11.2	$52.0	$45.3

Net income per basic share	$0.09	$0.07	$0.33	$0.29

Net income per diluted share	$0.09	$0.07	$0.33	$0.29

Weighted average shares outstanding:
Basic	158.5	157.8	158.4	157.8
Diluted	159.3	158.5	159.0	158.6

Dividends declared per share	$0.0550	$0.0525	$0.1650	$0.1575

(1) Since its acquisition in December 2018, the financial statements of Krausz Development Industries Ltd. (“Krausz Industries”) have been included in the Company's consolidated financial statements on a "one-month lag" basis. The one-month reporting lag was eliminated in the quarter ended March 31, 2021 and the consolidated financial statements for that period include the results of operations of Krausz Industries for the four months ended March 31, 2021. As a result, the consolidated statements of operations for the nine month period ended June 30, 2021 include an additional $6.0 million of net sales and an additional $1.4 million of operating income.

(2) For the nine month period ended June 30, 2021, Cost of sales includes $2.4 million in Inventory write-downs and Strategic reorganization and other charges includes $1.8 million in termination benefits, both associated with the announced closures of our facilities in Aurora, Illinois and Surrey, British Columbia, Canada.

(3) During the three month period ended June 30, 2021, the Company called its 5.5% Senior Notes due in 2026 and on May 28. 2021, privately issued $450.0 million of 4.0% Senior Notes due in 2029. As a result, the Company incurred a $16.7 million loss on extinguishment of debt, comprised of a $12.4 million call premium and a $4.3 million write-off of deferred financing costs.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	June 30,
	2021	2020
	(in millions)
Operating activities:
Net income	$52.0	$45.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23.4	21.7
Amortization	21.2	21.1
Loss on early debt extinguishment	16.7	—
Stock-based compensation	6.3	3.8
Pension (benefits) costs	(1.4)	2.2
Deferred income taxes	0.9	1.4
Inventory reserves provision	6.8	5.6
Other, net	1.2	1.6
Changes in assets and liabilities, net of acquisition:
Receivables, net	(18.1)	17.4
Inventories	(19.1)	5.0
Other assets	0.3	0.7
Accounts payable	18.1	(25.6)
Walter Energy accrual	—	(22.0)
Other current liabilities	11.3	6.0
Other noncurrent liabilities	3.7	(6.4)
Net cash provided by operating activities	123.3	77.8
Investing activities:
Capital expenditures	(46.1)	(51.2)
Acquisition, net of cash acquired	(19.7)	—
Proceeds from sale of assets	0.4	0.3
Net cash used in investing activities	(65.4)	(50.9)
Financing activities:
Issuance of debt	450.0	—
Repayment of debt	(462.4)	—
Dividends paid	(26.1)	(24.9)
Deferred financing costs paid	(6.0)	—
Proceeds from financing transaction	3.9	—
Acquisition of joint venture partner's interest	—	(5.2)
Employee taxes related to stock-based compensation	(1.0)	(0.7)
Common stock issued	1.5	2.6
Common stock repurchased under buyback program	—	(5.0)
Other	(0.5)	0.6
Net cash used in financing activities	(40.6)	(32.6)
Effect of currency exchange rate changes on cash	2.4	(0.3)
Net change in cash and cash equivalents	19.7	(6.0)
Cash and cash equivalents at beginning of period	208.9	176.7
Cash and cash equivalents at end of period	$228.6	$170.7

Supplemental cash flow information:
Cash paid for interest	$25.2	$24.3
Cash paid for income taxes	$12.6	$5.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended June 30, 2021
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$287.3	$23.2	$—	$310.5

Gross profit	$101.1	$4.3	$—	$105.4
Selling, general and administrative expenses	36.9	7.0	14.9	58.8
Strategic reorganization and other charges	0.2	—	3.7	3.9
Operating income (loss)	$64.0	$(2.7)	$(18.6)	$42.7

Operating margin	22.3%	(11.6)%		13.8%

Capital expenditures	$13.8	$1.2	$—	$15.0

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$14.4
Strategic reorganization and other charges				3.9
Loss on early extinguishment of debt				16.7
Income tax benefit of adjusting items				(5.8)
Adjusted net income				$29.2

Weighted average diluted shares outstanding				159.3

Adjusted net income per diluted share				$0.18

Net income				$14.4
Loss on early extinguishment of debt				16.7
Income tax expense (1)				5.6
Interest expense, net(1)				6.8
Pension benefit other than service (1)				(0.8)
Operating income (loss)	$64.0	$(2.7)	$(18.6)	$42.7
Strategic reorganization and other charges	0.2	—	3.7	3.9
Adjusted operating income (loss)	64.2	(2.7)	(14.9)	46.6
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	13.0	2.1	0.1	15.2
Adjusted EBITDA	$77.2	$(0.6)	$(14.0)	$62.6

Adjusted operating margin	22.3%	(11.6)%		15.0%
Adjusted EBITDA margin	26.9%	(2.6)%		20.2%

Adjusted EBITDA	$77.2	$(0.6)	$(14.0)	$62.6
Three prior quarters’ adjusted EBITDA	189.4	(2.2)	(34.2)	153.0
Trailing twelve months’ adjusted EBITDA	$266.6	$(2.8)	$(48.2)	$215.6

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended June 30, 2021
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				445.6
Total debt				446.6
Less cash and cash equivalents				228.6
Net debt				$218.0

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.0x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$60.1
Less capital expenditures				(15.0)
Free cash flow				$45.1

(1) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended June 30, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$209.4	$19.1	$—	$228.5

Gross profit (1)	$73.3	$2.4	$—	$75.7
Selling, general and administrative expenses	29.7	6.0	11.4	47.1
Strategic reorganization and other charges	—	—	8.6	8.6
Operating income (loss)	$43.6	$(3.6)	$(20.0)	$20.0

Operating margin	20.8%	(18.8)%		8.8%

Capital expenditures	$13.4	$0.5	$—	$13.9

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$11.2
Strategic reorganization and other charges				8.6
Income tax benefit of adjusting items				(2.0)
Adjusted net income				$17.8

Weighted average diluted shares outstanding				158.5

Adjusted net income per diluted share				$0.11

Net income				$11.2
Income tax expense (2)				3.4
Interest expense, net (2)				6.1
Pension benefit other than service (2)				(0.7)
Operating income (loss)	$43.6	$(3.6)	$(20.0)	$20.0
Strategic reorganization and other charges	—	—	8.6	8.6
Adjusted operating income (loss)	43.6	(3.6)	(11.4)	28.6
Pension benefit other than service	—	—	0.7	0.7
Depreciation and amortization	12.2	2.3	—	14.5
Adjusted EBITDA	$55.8	$(1.3)	$(10.7)	$43.8

Adjusted operating margin	20.8%	(18.8)%		12.5%
Adjusted EBITDA margin	26.6%	(6.8)%		19.2%

Adjusted EBITDA	$55.8	$(1.3)	$(10.7)	$43.8
Three prior quarters’ adjusted EBITDA	173.5	0.5	(27.9)	146.1
Trailing twelve months’ adjusted EBITDA	$229.3	$(0.8)	$(38.6)	$189.9

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.2
Long-term debt				446.4
Total debt				447.6
Less cash and cash equivalents				170.7
Net debt				$276.9

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.5x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$80.8
Less capital expenditures				(13.9)
Free cash flow				$66.9

(1) Net sales and gross profit associated with certain products have been reclassified as Technologies segment items to conform to the current period presentation.
(2) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2021
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$750.1	$65.3	$—	$815.4

Gross profit	$261.1	$11.1	$—	$272.2
Selling, general and administrative expenses	103.3	19.9	39.0	162.2
Strategic reorganization and other (credits) charges (2)	(0.4)	—	6.5	6.1
Operating income (loss) (1)	$158.2	$(8.8)	$(45.5)	$103.9

Operating margin	21.1%	(13.5)%		12.7%

Capital expenditures	$43.3	$2.7	$0.1	$46.1

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$52.0
Strategic reorganization and other charges				6.1
Loss on early extinguishment of debt				16.7
Inventory restructuring write-down				2.4
Benefit of one-month results related to elimination of reporting lag				(1.4)
Income tax benefit of adjusting items				(6.3)
Adjusted net income				$69.5

Weighted average diluted shares outstanding				159.0

Adjusted net income per diluted share				$0.44

Net income				$52.0
Loss on early extinguishment of debt				16.7
Income tax expense (4)				18.6
Interest expense, net (4)				19.0
Pension benefit other than service (4)				(2.4)
Operating income (loss)	$158.2	$(8.8)	$(45.5)	$103.9
Strategic reorganization and other (credits) charges	(0.4)	—	6.5	6.1
Inventory restructuring write-down	2.4	—	—	2.4
Benefit of one-month results related to elimination of reporting lag	(1.4)	—	—	(1.4)
Adjusted operating income (loss)	158.8	(8.8)	(39.0)	111.0
Pension benefit other than service	—	—	2.4	2.4
Depreciation and amortization	38.2	6.2	0.2	44.6
Adjusted EBITDA	$197.0	$(2.6)	$(36.4)	$158.0

Adjusted operating margin (3)	21.3%	(13.5)%		13.7%
Adjusted EBITDA margin (3)	26.5%	(4.0)%		19.5%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$123.3
Less capital expenditures				(46.1)
Free cash flow				$77.2

(1) As a result of the elimination of the one-month lag, the nine month period ended June 30, 2021 includes an additional $6.0 million of net sales, and an additional $1.4 million in operating income in Infrastructure and Consolidated.
(2) Cost of sales includes $2.4 million in Inventory write-downs and Strategic reorganization and other charges include $1.8 million in termination benefits, both associated with the announced closures of our facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.
(3) The denominator in the adjusted margin calculations shown for Infrastructure and Consolidated excludes net sales of $6.0 million associated with the elimination of the one-month reporting lag.
(4) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$641.6	$57.2	$—	$698.8

Gross profit (1)	$225.4	$8.9	$—	$234.3
Selling, general and administrative expenses	95.6	18.9	31.8	146.3
Strategic reorganization and other charges	0.4	—	11.5	11.9
Operating income (loss)	$129.4	$(10.0)	$(43.3)	$76.1

Operating margin	20.2%	(17.5)%		10.9%

Capital expenditures	$49.1	$1.8	$0.3	$51.2

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$45.3
Walter Energy accrual				0.2
Strategic reorganization and other charges				11.9
Income tax benefit of adjusting items				(2.8)
Adjusted net income				$54.6

Weighted average diluted shares outstanding				158.6

Adjusted net income per diluted share				$0.34

Net income				$45.3
Income tax expense (2)				13.3
Interest expense, net (2)				19.5
Walter Energy accrual				0.2
Pension benefit other than service (2)				(2.2)
Operating income (loss)	$129.4	$(10.0)	$(43.3)	$76.1
Strategic reorganization and other charges	0.4	—	11.5	11.9
Adjusted operating income (loss)	129.8	(10.0)	(31.8)	88.0
Pension benefit other than service	—	—	2.2	2.2
Depreciation and amortization	36.3	6.4	0.1	42.8
Adjusted EBITDA	$166.1	$(3.6)	$(29.5)	$133.0

Adjusted operating margin	20.2%	(17.5)%		12.6%
Adjusted EBITDA margin	25.9%	(6.3)%		19.0%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$77.8
Less capital expenditures				(51.2)
Free cash flow				$26.6

(1) Net sales and gross profit associated with certain products have been reclassified as Technologies segment items to conform to the current period presentation.
(2) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.